Exhibit 10.2
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
GRANTED UNDER 2018 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

Unless defined in this Restricted Stock Unit Award (this “Award Document”), capitalized terms will have the same meanings ascribed to them in the Charles River Laboratories International, Inc. 2018 Incentive Plan (the “Plan”).
Pursuant to Section 4(c) and Section 4(d) of the Plan, you have been granted restricted units of Common Stock on the following terms and subject to the provisions of the Plan, which is incorporated by reference. In the event of a conflict between the provisions of the Plan and this Award Document, the provisions of the Plan will prevail. Each unit entitles you to receive one share of the Company’s Common Stock at such time as your units vest in accordance with the schedule set forth below. The grant of the units to you does not transfer title to the underlying shares to you until such units have vested. Therefore, you do not have any voting or dividend rights relating to the underlying shares until such time as units vest.
Name:    «FN» «LN»
Total Number of Units Granted:    «ARSG» Units
Fair Market Value per Share:    $X.XX
Date of Grant:    February xx, 20xx
Vesting Schedule:

Insert Vesting Table
.
This Restricted Stock Units Award is made to you expressly on the condition that the shares underlying such award are granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

David P. Johst
Corporate Executive Vice President,
General Counsel & Chief Administrative Officer

EXHIBIT A

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD

Payment for Shares

No payment is required for the Restricted Stock Units (“RSU”s) that you receive under this Award, nor for the underlying Shares upon vesting of the RSUs.

Vesting

The RSUs that you receive under this Award will vest in accordance with the “Vesting Schedule” set forth in the Award Document.

Restricted Units

You may not sell, transfer, pledge or otherwise dispose of, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale, any RSUs, except as provided in the next paragraph.

Except as otherwise provided in the Plan, RSUs will not be transferable by you other than by will or by the laws of descent and distribution. With the consent of the Committee, you may transfer RSUs to: (i) your spouse, children or grandchildren (“Immediate Family Members”), (ii) a trust or trusts for the primary benefit of you and/or any or all of such Immediate Family Members or (iii) a partnership or other entity in which you and/or any or all of such Immediate Family Members or trusts are the only partners or equity participants; provided that a transferee of RSUs must agree in writing on a form prescribed by the Company to be bound by all provisions of this Award Document and subsequent transfers of RSUs will be prohibited except those in accordance with the Plan. Following transfer, RSUs will continue to be subject to the same terms and conditions as were applicable immediately before transfer, and the events of termination of the section below entitled “Termination” will continue to be applied with respect to you.

Termination

If you cease to be an employee of the Company or an Affiliate for any reason other than a termination by virtue of a Full Career Retirement, then (1) you will forfeit all of the unvested RSUs that you receive under this Award without any consideration and (2) such shares of unvested RSUs covered by this Award will revert to the Plan.

If your employment with the Company is terminated by virtue of a Full Career Retirement, the units shall continue to vest and be settled as they would have absent an employment termination, subject to your continued compliance with the restrictions set forth in below in “Retirement Restrictions.”
For purposes of this Award Document:
“Full Career Retirement” means your termination of employment from the Company and its subsidiaries and/or affiliates, other than for cause, on or after such time that you have become Retirement Eligible.
“Retirement Eligible” means that you (i) have attained age 55, (ii) have a minimum of 10 years of service with the Company and its subsidiaries and/or affiliates (such service only to have deemed to have commenced at such time as such subsidiary and/or affiliate became a subsidiary and/or affiliate of the Company, (iii) the numerical sum of your age and years of service (as calculated pursuant to clause (ii) above) is equal to at least 70, (iv) you have given notice, in form satisfactory to the Company, to the Chief Administrative Officer of the Company (or, if you are the Chief Administrative Officer, to the Chief Executive Officer) of your intent to retire specifying the exact intended date of retirement to the Company (provided that prior to such notice the Company had not already given you notice that you would be terminated), and remained employed by the Company until the earlier of (a) the one year anniversary of the date of such notice or (b) the date on which you experience a termination of employment due to death or disability or you are terminated by the Company without cause and (v) at the time you give such notice to the Company you also provide the Company with a signed acknowledgement, in a form satisfactory to the Company, reaffirming the covenants set forth below in “Retirement Restrictions.”
Retirement Restrictions
For the period beginning on the date of your Full Career Retirement and ending on the date on which the restricted unit would have become fully vested absent a termination of employment (the “Restricted Period”), you shall not, directly or indirectly, without the prior written consent of the Company, (1) render services as an employee, consultant, director, partner or otherwise to any person, entity, division, subsidiary or subgroup whose primary business activity is in competition with the Company’s business, or (2) assist with the creation of  (a) any entity whose primary business activity is in competition with the Company’s business, or (b) any division, subsidiary or subgroup of an entity whose primary business activity is in competition with the Company’s business.  Nothing herein shall prohibit you from pursuing employment with any corporation or entity engaged substantially in the discovery or development of pharmaceuticals or medical devices as long as such company also manufactures, markets and sells such products. YOU ACKNOWLEDGE AND UNDERSTAND THAT THIS SECTION MAY AFFECT YOUR RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EMPLOYMENT BY THE COMPANY AND THAT THE RESTRICTIONS CONTAINED HEREIN ARE SEPARATE AND APART AND IN ADDITION TO ANY SIMILAR RESTRICTIONS, NON-COMPETE OR OTHERWISE, THAT YOU MAY BE SUBJECT TO PURSUANT ANY OTHER AGREEMENT WITH THE COMPANY OR ANY OF ITS AFFILIATES.
Shares
Upon the vesting of your RSUs, the underlying shares which have vested will be transferred from the transfer agent to your stock account at CRL’s stock plan administrator.

Withholding Taxes

No shares will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the receipt of Shares upon vesting of the RSUs that you receive under this Award. These arrangements may include withholding of Shares that otherwise would be released to you when the RSUs vest or surrendering of RSUs or shares that you already own. The Fair Market Value of RSUs or Shares that are withheld or that you surrender, determined as of the date when the taxes otherwise would have been withheld in cash, will be applied as a credit against the taxes.

Lock-Up Period

If requested by the Company, you hereby agree that you will not sell, transfer, pledge, otherwise dispose, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares (or other securities of the Company) held by you (other than those included in the registration) for a period specified by the representative of the underwriters of the Common Stock (or other securities of the Company) not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act.

You agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common

Stock (or other securities) of the Company, you will provide, within 10 days of the request, the information required by the Company or the representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this section entitled “Lock-Up Period” will not apply to a registration relating solely to employee benefit plans on Form S‑3 or Form S‑8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S‑4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of the 180-day period.

Recoupment

Shares awarded under this Award Agreement are subject to recoupment in accordance with the Company’s Corporate Governance Guidelines, as may be revised from time to time, and/or any other so-called recoupment, claw back or similar policy that may be approved by the Board of Directors of the Company or any committee thereof.
Section 409A of the Code

This Award is intended to exempt and/or comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without your consent, modify or amend the terms of this Award Agreement, impose conditions on the timing and effectiveness of the issuance of the Restricted Stock Units, and/or take any other action it deems necessary to cause this Award Agreement to be exempted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, you recognize and acknowledge that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon you certain taxes or other charges for which you are and shall remain solely responsible. If the Company considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of your separation from service from the Company to the extent required to comply with Section 409A of the Code.

No Guarantee of Continued Service

YOU ACKNOWLEDGE AND AGREE THAT EXCEPT AS OTHERWISE PROVIDED HEREIN THE VESTING OF SHARES PURSUANT TO THE “VESTING SCHEDULE” HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OF THE COMPANY OR ITS AFFILIATES. YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS AWARD DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE “VESTING SCHEDULE” DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE COMPANY’S RIGHT OR ITS AFFILIATE'S RIGHT TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Entire Agreement; Governing Law

The Plan and this Award Document constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Document may not be modified in a manner that is materially adverse to your interest except by means of a writing signed by the Company and you. This Award Document is governed by the internal substantive laws of but not the choice of law rules of the State of Delaware.

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